Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Place of Incorporation
Assignment America, LLC	Delaware
Cejka Search, Inc.	Delaware
Credent Verification and Licensing Services, LLC	Delaware
Cross Country Healthcare UK Holdco Limited *	United Kingdom
Cross Country Holdco (Cyprus) Limited	Cyprus
Cross Country Infotech, Pvt. Ltd.	India
Cross Country Education, Inc. *	Canada
Cross Country Education, LLC	Delaware
Cross Country Publishing, LLC	Delaware
Cross Country Staffing, Inc.	Delaware
Jamestown Indemnity, Ltd.	Cayman Islands
Local Staff, LLC	Delaware
MDA Holdings, Inc.	Delaware
Medical Doctor Associates, LLC	Delaware
Travel Staff, LLC	Delaware

(a)
On February 15, 2013, the Company, together with Local Staff, LLC and Cross Country Healthcare UK HoldCo Ltd. sold the issued and outstanding membership interests of ClinForce, LLC and the issued and outstanding shares of capital stock of Akos Limited. Both Metropolitan Research Associates, Inc. and Assent Consulting were wholly owned by ClinForce, LLC.

(b)	On December 31, 2013, CC Local, Inc. was dissolved under the laws of the State of Delaware.

(c)	On December 31, 2013, MRA Search, Inc. was merged with and into Cross Country Staffing, Inc. with Cross Country Staffing, Inc. as the surviving company.

(d)	On December 31, 2013, MCVT, Inc. was merged with and into Cross Country Staffing, Inc. with Cross Country Staffing, Inc. as the surviving company.

(e)	On December 31, 2013Allied Health Group, LLC was merged with and into Medical Doctor Associates, LLC, with Medical Doctor Associates, LLC as the surviving company.

*     Currently being liquidated or dissolved.